Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, PA 19103-7583

For further information contact:	For release: 4:15 PM, December 20, 2006
Jerry Davis (media) 215-977-6298

No. 24

SUNOCO LOGISTICS PARTNERS L.P. EXECUTES AGREEMENTS

WITH MOTIVA ENTERPRISES

PHILADELPHIA, December 20, 2006 - Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has executed agreements with Motiva Enterprises LLC to construct three new crude oil storage tanks, with a combined capacity of 2.0 million shell barrels, at its Nederland, Texas crude oil terminal, and a 12 mile, 30” crude oil pipeline from the Nederland Terminal to Motiva’s Port Arthur, Texas refinery. The term of the agreements is 10 years. Construction is expected to be completed on or before January 2010 at a cost in excess of $70 million. The tanks and pipeline are being designed to serve the proposed Motiva Port Arthur Refinery expansion project. Motiva is completing front-end engineering and design work associated with the proposed expansion project.

“We are very excited about the opportunity to service Motiva out of the Nederland Terminal,” said Deborah M. Fretz, President and Chief Executive Officer. “Nederland has a long history of providing crude oil storage and delivery services, dating back to the 1901 Spindletop, Texas crude oil discovery. The additional tankage and pipeline will allow the Nederland terminal to provide crude oil to Motiva’s Port Arthur refinery, increasing Nederland’s extensive connectivity to Gulf Coast and inland refineries. Construction of these assets, along with our ongoing expansion capital program at Nederland, will continue to expand our investment platform within the Texas Gulf Coast region. We expect this transaction to be immediately accretive upon completion.”

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,787 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.8 million barrels of crude oil terminal capacity (including 12.9 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,635 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 55.3 percent interest in Mid-Valley Pipeline Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on August 3, 2006. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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